EXHIBIT 10.17

GREATER COMMUNITY BANCORP
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT, dated as of _________ (the “Grant Date”), is made by and between Greater Community Bancorp, a New Jersey corporation (the “Company”), and _____________ _ (the “Executive”).

RECITALS

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to provide an incentive for certain of its key employees to work for and manage the affairs of the Company in such a way that its shares become more valuable.

NOW, THEREFORE, in consideration of these premises and the services to be performed by the Executive, the Company hereby awards shares of restricted stock to the Executive on the terms and conditions hereinafter set forth.

1. AWARD GOVERNED BY TERMS OF AGREEMENT AND PLAN. This award shall be governed by the terms of this Restricted Stock Agreement. This award is also subject in all respects to the provisions of Greater Community Bancorp’s 2006 Long-Term Stock Compensation Plan (the “Plan”). In the event of any conflict between any provisions of this award and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Executive hereby acknowledges receipt of a copy of the Plan.

2. GRANT. The Company hereby grants and issues to the Executive x,xxx shares of the Company’s common stock, $0.50 par value per share, subject to the rights, restrictions, obligations and limitations set forth herein (the “Restricted Stock”).

3. VESTING RESTRICTIONS. The Restricted Stock shall become vested as follows:

(a)	The Restricted Stock grant shall become vested for xxx shares if Executive remains continuously employed by the Company through the date that is one year after the Grant Date.

(b)	The Restricted Stock grant shall become vested for an additional xxx shares if Executive remains continuously employed by the Company through the date that is two years after the Grant.

(c)	The Restricted Stock grant shall become vested for an additional xxx shares if Executive remains continuously employed by the Company through the date that is three years after the Grant Date.

(d)	The Restricted Stock grant shall become vested for the final xxx shares if Executive remains continuously employed by the Company through the date that is four years after the Grant Date.

Notwithstanding the foregoing, all restrictions shall lapse in the event of a termination of employment as a result of Executive's death, Disability or Retirement, or upon the occurrence of a Change in Control of the Company while the Executive remains employed. The period of time during which the Restricted Stock covered by this Agreement are subject to the forfeiture restrictions is referred to as the “Restricted Period.” If the Executive’s employment with the Company terminates during the Restricted Period for any reason other than death, Disability or Retirement, any Restricted Stock for which the restrictions have not yet lapsed shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Executive, and all rights of the Executive with respect to such Restricted Stock shall terminate.

4. RIGHTS DURING RESTRICTED PERIOD. During the Restricted Period, the Executive shall have the right to vote the Restricted Stock and to receive any cash dividends. However, stock dividends, stock rights or others securities issued with respect to the Restricted Stock shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock. If any stock dividend is declared upon the Restricted Stock, or there is any stock split, stock distribution, or other change in the corporate structure of the Company with respect to the Restricted Stock, the aggregate number and kind of shares covered by this Restricted Stock grant shall be proportionately and appropriately adjusted (subject to the same restrictions applicable to the original shares of Restricted Stock). The Restricted Stock may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting.

5. CUSTODY. The Restricted Stock issued the Executive hereunder shall be held, along with any stock dividends and other non-cash distributions relating thereto, in custody by the Company or an agent for the Company until it shall become vested. If any certificates are issued for shares of Restricted Stock during the Restricted Period, such certificates representing shares of Restricted Stock and any such stock dividends or distributions during the Restricted Period shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and the Executive shall deliver a signed, blank stock power to the Company relating thereto.

6. TAX WITHHOLDING. The Company may require payment of or withhold any tax which it believes is required as a result of the lapse of the applicable restrictions and the Company may defer making delivery of the shares until arrangements satisfactory to the Company have been made with respect to such withholding obligations. The Executive may satisfy any tax withholding obligations arising with respect to the Restricted Stock in whole or in part by tendering a check to the Company for any required amount or by election to have the Company withhold the required amounts from other compensation payable to the Executive.

7. IMPACT ON OTHER BENEFITS. The value of the Restricted Stock granted hereunder, either on the Grant Date or at the time such shares become vested, shall not be included as compensation or earnings for purposes of any other Company benefit plan or program.

8. EXECUTIVE’S EMPLOYMENT. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the executive’s employment at any time, nor confer upon the Executive any right to continue in the employ of the Company for any given period or upon any specific terms or conditions.

9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New Jersey to the extent not preempted by federal law.

10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, may be amended only in writing with the consent of both parties, and shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns, including any successor of the Company.

IN WITNESS WHEREOF, the Company and the Executive have signed this Restricted Stock Agreement and the Executive has agreed to all of its terms, conditions and restrictions, all as of the date set forth above.

GREATER COMMUNITY BANCORP

By:

Title:

EXECUTIVE

Name: